AGREEMENT FOR EXECUTIVE CHAIRMAN OF BOARD OF DIRECTORS

THIS AGREEMENT is made and entered into effective as of August 8, 2018 (the “Effective Date”), by and between Recall Studios, Inc., a Florida corporation, (“Company”) and Alexander Bafer, an individual (“Director”).

1. Term.

(a) This Agreement shall continue for a period of one (1) year from the Effective Date and shall continue thereafter for as long as Director is elected as Chairman of the Board of Directors (“Chairman”) of Company.

2. Position and Responsibilities.

(a) Position. Company hereby retains Director to serve as Executive Chairman of the Board of Directors. Director shall perform such duties and responsibilities as are normally related to such position (“Services”) and Director hereby agrees to use his best efforts to provide the Services. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b) Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the shareholders.

(c) No Conflict. Except as set forth in Section 2(b), Director will not engage in any activity that creates an actual conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that creates a potential conflict of interest with Company. Specifically and except as set forth in Section 2(b) and Exhibit B of this Agreement, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly with the Company, as reasonably determined by a majority of Company’s disinterested board members.

3. Compensation and Benefits.

(a)       Base Salary. As compensation for the services to be rendered hereunder, the Company shall pay to the Director an annual base salary of $500,000 (the “Base Salary”). The Base Salary may be subject to annual increases (but not decreases), as determined in the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Board if the Company has established a Compensation Committee, otherwise by the Board. The Base Salary shall be paid in accordance with the Company’s payroll policies.

(b)       Bonus. The Director shall be eligible for an annual target bonus payment equal, as a percentage of the Base Salary, to that received by all other C-Suite executives, subject to a minimum bonus of $100,000 per year. Subject to the minimum bonus set forth herein, the Bonus shall be determined based on the achievement of certain performance objectives of the Company as established by the Compensation Committee and communicated to the Director in writing as soon as practicable after commencement of the year in respect of which the Bonus is paid. The Bonus may be greater or less than the target or minimum Bonus, based on the level of achievement of the applicable performance objectives.

(c)       Equity Awards. The Director shall be eligible to receive stock options and other equity-based compensation awards under the Company’s incentive compensation plans and otherwise.

(d)       Expenses. The Company shall reimburse the Director for all necessary and reasonable travel, entertainment and other business expenses incurred by Director in the performance of Director’s duties hereunder in accordance with such reasonable procedures as the Company may adopt generally from time to time.

(e)       Vacation. The Director shall be entitled to vacation, holiday and sick leave at levels no less than commensurate with those provided to any other executive vice president, or comparable senior officer of the Company, in accordance with the Company’s vacation, holiday and other pay-for-time-not-worked policies.

(f)       Retirement and Welfare Benefits. The Director shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, and medical programs, if any, pursuant to their respective terms and conditions, on a basis no less than commensurate with those provided to any other executive vice president of the Company. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Commencement Date, provided that any such amendment or termination shall be effective as to the Director only if it is equally applicable to every other senior executive officer of the Company.

(g)       Perquisites. The Director shall be provided with such other executive perquisites as may be provided to other executive vice presidents of the Company (including but not limited to health insurance and the use of a Company-provided automobile of a type similar to that being provided to other executive vice presidents of the Company and all operating and insurance costs related thereto).

(h) Indemnification. Company will indemnify and defend Director against any liability incurred in the performance of the Services to the fullest extent authorized in Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Company shall also maintain adequate Directors and Officers Insurance, adding Director as a named insured.

4. Termination.

(a) Right to Terminate. At any time, Director may be removed as Chairman by majority vote of Company’s shareholders. The Parties agree, however, that should this Agreement be terminated at any time, whether by majority vote of the Company’s shareholders declining to return Director to the Board or otherwise, Director shall be entitled to a lump sum payment equal to the then current Base Salary, but in no event, less than the Base Salary described, supra, in Section 3.

5. Termination Obligations.

(a) Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to his services belong to Company and shall be promptly returned at the request of Company.

(b) Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Company by virtue of his position as Chairman, except that Director shall continue to serve as a director if elected as a director by the shareholders of Company as provided in Company’s Certificate of Incorporation, as amended, Company’s bylaws, as amended, and applicable law. Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

6. Nondisclosure Obligations. Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. “Proprietary Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to his relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

7. Dispute Resolution.

(a) Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director (and his attorneys, successors, and assigns) and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the United States District Court for the Southern District of Florida or in a Florida state court in the County of Broward and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(b) Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys’ fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys’ fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

8. Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Director’s relationship solely with respect to his position as Chairman with Company. This Agreement entirely supersedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Director’s relationship as Chairman or Director. Agreements related to Director’s ownership of the Securities are not affected by this Agreement.

9. Amendments; Waivers. This Agreement may not be amended except by a writing signed by Director and by a duly authorized representative of the Company other than Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

10. Assignment. Director agrees that Director will not assign any rights or obligations under this Agreement, with the exception of Director’s ability to assign rights with respect to the Securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of Company or a sale of all or substantially all of its assets.

11. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14. Binding Agreement. Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director’s duties or compensation as Chairman will not affect the validity or scope of the remainder of this Agreement.

15. Director Acknowledgment. Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Date of Agreement. The parties have duly executed this Agreement as of the date first written above.

RECALL STUDIOS, INC.		DIRECTOR

By:	/s/ Frank Esposito	/s/ Alexander Bafer
	Frank Esposito	Alexander Bafer